                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                        INTEGRATED SITE DEVELOPMENT, INC.


        Pursuant to Section 102 of the General Corporation Law of Delaware, the undersigned does hereby submit this Certificate of Incorporation for the purposes of forming a business corporation.

        1. The name of the corporation shall be Integrated Site Development, Inc.

        2. The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805 and the name of the registered agent is Corporation Service Company.

        3. The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4. The corporation shall have authority to issue Ten Million (10,000,000) shares of Common Stock having a par value of $0.001 per share.

        5. The name and mailing address of the incorporator is J. Robert Tyler, III, 4011 Westchase Blvd., Suite 400, Raleigh, North Carolina 27607.

        6. The number of Directors of the corporation may be fixed by the By-laws. The number of the Directors constituting the initial Board of Directors shall be one (1), and the name and mailing address of the person who is to serve as Director until the first annual meeting of the stockholders or until his successor be elected and qualify is :

        Name                                Address
        ----                                -------

        Stephen H. Clark                    1135 Kildaire Farm Rd., Suite 200
                                            Cary, North Carolina 27511

        7. The Board of Directors of the corporation shall have the power to adopt, amend or repeal the By-laws of the corporation.

        8. Elections of directors may be, but shall not be required to be, by written ballot.

        9. No director of the corporation shall have personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or
(v) acts or omissions occurring prior to the date of the effectiveness of this provision.

        Furthermore, notwithstanding the foregoing provision, in the event that the General

Corporation Law of Delaware is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the corporation's directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

        This provision shall not affect any provision permitted under the General Corporation Law of Delaware in the certificate of incorporation, By-laws or contract or resolution of the corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.


        IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal this the 25th day of April, 1997.


                                    /s/ J. ROBERT TYLER, III           [SEAL]
                                    -----------------------------------
                                    J. Robert Tyler, III, Incorporator